SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E. Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information under Item 8.01 of this report is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 8.01 of this report is incorporated by reference herein.

Item 8.01	Other Events.

As previously disclosed, our multi-year agreement with Major League Baseball (MLB) requires us to maintain $120 million in escrow for the benefit of MLB or furnish other credit support in such amount. This credit support was previously provided through a surety bond which expires June 30, 2008. On May 16, 2008, we provided $120 million for an escrow arrangement for the benefit of MLB to replace the expiring surety bond. We are continuing to have discussions with MLB about this escrow and related matters and there may be further developments. The escrow funds were from current operating cash and on May 15, 2008, we borrowed the remaining $62.5 million available under our $250 million revolving credit facility with a group of banks. This escrow arrangement, which we intend to replace with a letter of credit, surety bond or other similar arrangement, reduces the company’s unrestricted cash liquidity, and could have an adverse effect on our financial position if we are not able to replace the escrow arrangement with a letter of credit, surety bond or other similar arrangement.

Interest under our revolving credit facility is currently 6.00% and is based on the prime rate. All amounts drawn under the facility are due on May 5, 2009 and are secured by a lien on substantially all of our assets. In February 2008, we executed an amendment to the facility to provide that the facility will survive our pending merger with Sirius Satellite Radio. In addition, we expect to execute an amendment to the facility to provide that the $75 million in cash and cash equivalents we are required to maintain at all times is lowered to $50 million for a period of 90 days. We continue to have access to the $150 million credit facility provided by General Motors, which may be used only for payments to GM and which matures in December 2009. We expect to begin utilizing the General Motors credit facility in June 2008.

As previously disclosed, provided that we meet the revenue, expense and cash flow projections of our current business plan, we expect to be fully funded and not need additional liquidity to continue operations beyond our existing assets, credit facilities and cash generated by operations; our current business plan is based on estimates regarding expected future costs, expected future revenue and assumes the refinancing or renegotiating of certain of our obligations as they become due, including the maturity of our existing credit facilities and $400 million of convertible notes in 2009 and the MLB escrow arrangement. Our costs may exceed or our revenues may fall short of our estimates, our estimates may change, and future developments may affect our estimates. Any of these factors may increase our need for funds, which would require us to seek additional (including replacement) financing, which financing may not be available on favorable terms or at all, to continue implementing our current business plan. In addition, we may seek additional financing, such as the sale of additional equity and debt securities, to undertake initiatives not contemplated by our current business plan or for other business reasons, or seek to refinance or renegotiate certain of our other obligations.

The foregoing description of the amendment to the credit facility does not purport to be complete, and is qualified in its entirety by reference to the full text of the form of amendment to the credit facility, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Form of Third Amendment among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This Report contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results — are forward-looking statements. Similarly, statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements including those related to our pending merger and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Part I, “Item 1A. Risk Factors” of our Form 10-K for the year ended December 31, 2007 filed with the SEC on February 28, 2008. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this filing. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: May 21, 2008	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
General Counsel and Secretary

EXHIBIT INDEX

No.	Description
10.1	Form of Third Amendment among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent.